Filed Pursuant to Rule 433

Registration Number 333-190160

International Business Machines Corporation
February 6, 2014
Pricing Term Sheet

Floating Rate Notes due 2016

Floating Rate Notes due 2019

1.95% Notes due 2019

3.625% Notes due 2024

Issuer	International Business Machines Corporation

Expected Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)

Format	SEC Registered

Trade Date	February 6, 2014

Settlement Date	February 12, 2014 (T+4)

Joint Bookrunning Managers	BNP Paribas Securities Corp., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and RBC Capital Markets, LLC

Co-Managers	BNY Mellon Capital Markets, LLC, Danske Markets Inc., U.S. Bancorp Investments, Inc., Mischler Financial Group, Inc. and Samuel A. Ramirez & Company, Inc.

	2016 Floating Rate Notes	2019 Floating Rate Notes	2019 Notes	2024 Notes

Size	$1,000,000,000	$750,000,000	$750,000,000	$2,000,000,000

Maturity	February 5, 2016	February 12, 2019	February 12, 2019	February 12, 2024

Interest Payment Dates	Quarterly on February 5, May 5, August 5 and November 5	Quarterly on February 12, May 12, August 12 and November 12	February 12 and August 12	February 12 and August 12

First Interest Payment Date	May 5, 2014	May 12, 2014	August 12, 2014	August 12, 2014

Coupon	Spread to LIBOR: + 7 bps Designated LIBOR page: Reuters Screen LIBOR01 Page Index Maturity: 3 Months Interest Reset Period: Quarterly Interest Reset Dates: February 5, May 5, August 5 and November 5 Initial Interest Rate: Three month LIBOR plus 7 bps, determined on February 10, 2014	Spread to LIBOR: + 37 bps Designated LIBOR page: Reuters Screen LIBOR01 Page Index Maturity: 3 Months Interest Reset Period: Quarterly Interest Reset Dates: February 12, May 12, August 12 and November 12 Initial Interest Rate: Three month LIBOR plus 37 bps, determined on February 10, 2014	1.95%	3.625%

Benchmark Treasury	Not Applicable	Not Applicable	1.50% due January 31, 2019	2.75% due November 15, 2023

Benchmark Treasury Yield	Not Applicable	Not Applicable	1.521%	2.70%

Spread to Benchmark Treasury	Not Applicable	Not Applicable	T + 48 bps	T + 95 bps

Yield to Maturity	Not Applicable	Not Applicable	2.001%	3.65%

Make-Whole Call	Not Applicable	Not Applicable	T + 7.5 bps	T + 15 bps

Par Call	Not Applicable	Not Applicable	Not Applicable	Not Applicable

Price to Public	100%	100%	99.758%	99.792%

Underwriting Discount	0.10%	0.25%	0.25%	0.40%

Day Count	Actual/360, Modified Following Business Day	Actual/360, Modified Following Business Day	30/360	30/360

Minimum Denomination	$100,000 and multiples of $1,000	$100,000 and multiples of $1,000	$100,000 and multiples of $1,000	$100,000 and multiples of $1,000

CUSIP	459200 HV6	459200 HW4	459200 HT1	459200 HU8

ISIN	US459200HV69	US459200HW43	US459200HT14	US459200HU86

Settlement

IBM will deliver the Notes to the underwriters at the closing of this offering when the underwriters pay IBM the purchase price of the Notes. The underwriting agreement provides that the closing will occur on February 12, 2014, which is four business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, Goldman, Sachs & Co. toll-free at (866) 471-2526, HSBC Securities (USA) Inc. toll-free at (866) 811-8049, J.P. Morgan Securities LLC at (212) 834-453, Mizuho Securities USA Inc. toll-free at (866) 271-7403 and RBC Capital Markets, LLC toll-free at (866) 375-6829.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on February 6, 2014 relating to its Prospectus dated July 26, 2013.